                                                                   EXHIBIT 10.31



                             EMPLOYMENT AGREEMENT




This Employment Agreement ("Agreement") is entered into on April 22, 97, by and
                                                           ------------
between MGM GRAND, INC. a Delaware corporation ("Employer"), and ALEJANDRO YEMENIDJIAN, ("Employee")

1.   Employment.  Employer hereby employs Employee, and Employee hereby accepts
     ----------
     employment by the Employer, as Employer's Pres., COO & CFO (which title
                                               ----------------
     may be changed by Employer in its sole discretion) to perform such executive, managerial or administrative duties as Employer may specify from time to time. In construing the provisions of this Agreement, "Employer" shall include all of Employer's subsidiary, parent and affiliated corporations and entities.

2.   Term.  This Agreement shall commence on April 22, 97, and continue for a
     ----                                    ------------
     period of four (4) years until it terminates on April 22, 2001 ("Specified
     Term").                                         --------------

3.   Compensation.  Employee shall receive a minimum annual salary of $750,000,
     ------------
     effective January 1, 1997. Employee shall also be eligible to receive fringe benefits commensurate with Employer's other employees in comparable executive positions, and reimbursement for all reasonable business and travel expenses incurred by Employee in performing the duties hereunder, payable in accordance with Employer's customary practices. Employee's performance may be reviewed periodically. Employee is eligible for consideration for a discretionary raise, annual bonus and/or promotion by Employer in its sole and absolute discretion.

4.   Extent of Services. The Employee agrees that the duties and services to be
     ------------------
     performed by Employee shall be performed exclusively for Employer. Employee further agrees to perform such duties in an efficient, trustworthy and businesslike manner. The Employee agrees not to render to others any service of any kind whether or not for compensation, or to engage in any other business activity whether or not for compensation, that is similar to or conflicts with the performance of Employee's duties under this Agreement, without the approval of the Executive Committee of the Board of Directors of MGM Grand, Inc.

5.   Policies and Procedures. In addition to the terms herein, Employee agrees
     -----------------------
     to be bound by Employer's policies and procedures as they may be amended by Employer from time to time. In the event the terms in this Agreement conflict with Employer's policies and procedures, the terms herein shall take precedence. Employer recognizes that it has a responsibility to see that its employees understand the adverse effects that problem gambling and underage gambling can have on individuals and the gaming industry as a whole. Employee acknowledges having read Employer's policies, procedures and manuals and agrees to abide by the same, including but not limited to Employer's policy of prohibiting underage gaming and supporting programs to treat compulsive gambling.

6.   Licensing Requirements.  Employee acknowledges that Employer is engaged in
     ----------------------
     a business that is or may be subject to and exists because of privileged licenses issued by governmental authorities in Nevada, Australia, New Jersey and other jurisdictions in which Employer is engaged or has applied or during the Specified Term may apply to engage in the gaming business. If requested to do so by Employer, Employee shall apply for and obtain any license, qualification, clearance or the like which shall be requested or required of Employee by any regulatory authority having jurisdiction over Employer. If Employee fails to satisfy such requirement, or if Employer is directed to cease business with Employee by any such authority, or if Employer shall determine, in Employer's sole and exclusive judgment, that Employee was, is or might be involved in, or is about to be involved in, any activity, relationship(s) or circumstance which could or does jeopardize Employer's business, reputation or such licenses, or if any such license is threatened to be, or is, denied, curtailed, suspended or revoked, this Agreement may be terminated by Employer and the parties' obligations and responsibilities shall be determined by the provisions of Paragraph 10(a).

7.   Additional Consideration.  Employee has received as consideration for this
     ------------------------
     Agreement, in addition to the Compensation stated in Paragraph 3 above, the sum of $40,000.00. Employee represents and warrants that such consideration is reasonable, adequate and sufficient for Employee's agreement to the terms contained herein, including but not limited to the undertakings stated in Paragraphs 4, 6 and 8.

8.   Restrictive Covenants
     ---------------------

     a.  Competition.  Employee acknowledges that, in the course of Employee's
         ------------
         responsibilities hereunder, Employee will form relationships and become acquainted with certain confidential and proprietary information as further defined in Paragraph 8 (b). Employee further acknowledges that such relationships and information are valuable to the Employer and that the restrictions on future employment, if any, are reasonably necessary in order for Employer to remain competitive in the gaming industry. In consideration for the Compensation and Additional Consideration hereunder, and in recognition of Employer's heightened need for protection from abuse of relationships formed or information garnered before and during the Specified Term of the Employee's employment hereunder, Employee covenants and agrees that, except as set forth in subparagraphs 10(b)(ii)[b], 10(e)(v)[ii] and Paragraph 10(c), in the event Employee is not employed by Employer for the entire Specified Term, then for the twelve (12) month period immediately following separation from active employment, or for such shorter period remaining in the Specified Term should Employee separate from active employment with less than twelve (12) months remaining in the Specified Term (the "Restrictive Period"). Employee shall not directly or indirectly be employed by, provide consultation or other services to, engage in, participate in or otherwise be connected in any way with any firm, person, corporation or other entity which is either directly, indirectly or through an affiliated company, engaged in non-restricted gaming in the State of Nevada, or in or within a 150 mile radius of any other jurisdiction in which Employer during the Restrictive Period is operating or has applied for a gaming license

                       ("Competitor"). The covenants under this Paragraph include but are not limited to Employee's covenant not to:

                       i. Make known to any third party the names and addresses of any of the customers of the Employer, or any other information pertaining to those customers.

                       ii. Call on, solicit and/or take away, or attempt to call on, solicit and/or take away, any of the customers of the Employer, either for Employee's own account or for any third party.

                       iii. Call on, solicit and/or take away, any potential or
                            prospective customer of the Employer, on whom the Employee called or with whom Employee became acquainted during employment (either before or during the Specified Term) by the Employer, either for Employee's own account or for any third party.

                       iv. Approach or solicit any employee of the Employer with a view towards enticing such employee to leave the employ of the Employer to work for the Employee or for any third party, or hire any employee of the Employer, without the prior written consent of the Employer, such consent to be within Employer's sole discretion.

                 b.    Confidentiality. Employee further covenants and agrees
                       ---------------
                       that Employee shall not at any time during the Specified Term or thereafter, without Employer's prior written consent, disclose to any other person or business entities any trade secret (as that term is defined on Exhibit A attached hereto) proprietary or other confidential information concerning Employer, including without limitation, Employer's customers and its casino, hotel and marketing practices, procedures, management policies or any other information regarding the Employer which is not already and generally known to the public. Employee further covenants and agrees that Employee shall not at any time during the Specified Term, or thereafter, without the Employer's prior written consent, utilize any such trade secrets, proprietary or confidential information in any way, including communications with or contact with any such customer other than in connection with employment hereunder. Not by way of limitation but by way of illustration, Employee agrees that such trade secrets, proprietary or confidential information specifically include but are not limited to those documents and reports set forth on Exhibit B.

                 c.    Employer's Property.  Employee hereby confirms that such
                       -------------------
                       trade secrets, proprietary or confidential information and all information concerning customers who utilize the goods, services or facilities of the MGM Grand Hotel/Casino and any other hotel and/or casino owned, operated or managed by Employer constitute Employer's exclusive property (regardless of whether Employee possessed or claims to have possessed such information prior to the date hereof). Employee agrees that upon termination of active employment, Employee shall promptly return to the Employer all notes, notebooks, memoranda, computer disks, and any other similar repositories of information (regardless of whether Employee possessed such information prior to the date hereof) containing or relating in any way to the trade or business secrets or proprietary and confidential information of the Employer, including but not limited to the documents referred to in Paragraph 8(b). Such repositories of information also include but are not limited to any so-called personal files or other personal data compilations in any form, which in any manner contain any trade secrets or proprietary or confidential information of the Employer.

                  d.    Notice to Employer. Employee agrees to notify Employer
                        ------------------
                        immediately of any employers for whom Employee works during the Specified Term or within the Restrictive Period. Employee further agrees to promptly notify Employer, during Employee's employment with Employer, of any contacts made by non-restricted gaming licensees which concern or relate to an offer of future employment (or consulting services) to Employee.

             9.   Representations.  Employee hereby represents, warrants and
                  ---------------
                  agrees with Employer that:

                  a. The covenants and agreements contained in Paragraphs 4 and 8 above are reasonable in their geographic scope, duration and content; the Employer's agreement to employ the Employee and a portion of the compensation and consideration to be paid to Employee under Paragraphs 3 and 7 hereof, are in partial consideration for such covenants; the Employee shall not raise any issue of the reasonableness of the geographic scope, duration or content of such covenants in any proceeding to enforce such covenants; and such covenants shall survive the termination of this Agreement, in accordance with its terms;

                  b. The enforcement of any remedy under this Agreement will not prevent Employee from earning a livelihood, because Employee's past work history and abilities are such that Employee can reasonably expect to find work in other areas and lines of business;

                  c. The covenants and undertakings stated in Paragraphs 4, 6 and 8 above are essential for the Employer's reasonable protection; and

                  d. Employer has reasonably relied on these representations, warranties and agreements by Employee.

                  Additionally, the Employee agrees that in the event of Employee's breach of any covenants set forth in Paragraphs 4 and 8 above, the Employer may seek to enforce such covenants through any equitable remedy, including specific performance or injunction, without waving any claim for damages. In any such event, the Employee waives any claim that the Employer has an adequate remedy at law.

            10.   Termination.
                  -----------

                  a. This Agreement may be terminated by Employer at any time during the Specified Term hereof for good cause. Upon any such termination, Employer shall have no further liability or obligations whatsoever to Employee hereunder except as provided under 10(a)(1)[a] and 10(a)(1)[b] and except that Employee shall be entitled to receive so much of the stock from the Executive Stock Option Plan as had been vested but unexercised as of the date of termination upon compliance by the Employee with all the terms and conditions required to exercise such options. Good cause shall be defined as:

          i. Employee's death or disability, which is hereby defined to include incapacity for medial reasons certified to by a licensed physician which precludes the Employee from performing the essential functions of Employee's duties hereunder for a substantially consecutive period of six (6) months or more;

               [a] In the event of Employee's death during the term of this Agreement, Employee's beneficiary (as designated by Employee on the Employer's benefit records) shall be entitled to receive Employee's salary for a three (3) month period following Employee's death, such amount to be paid at regular payroll intervals.

               [b] In the event that this Agreement is terminated by Employer due to Employee's disability, as provided under subparagraph 10(a)(i), Employer shall pay to Employee an amount equal to Employee's salary for an additional period of three (3) months such amount to be paid at regular payroll intervals, net of payments received by Employee from any Short Term Disability Policy which is either self-insured by Employer or the premiums of which were paid by Employer.

          ii. Employee's failure to abide by Employer's policies and procedures, misconduct, insubordination, inattention to Employer's business, failure to perform the duties required of Employee up to the standards established by the Employer's Board of Directors, or other material breach of this Agreement; or

          iii. Employee's failure or inability to satisfy the requirements stated in Paragraph 6 above.

   b. Except as set forth in subparagraph 10(e)(iv), this Agreement may be terminated by Employer at any time during the Specified Term hereof, for any or no cause deemed sufficient by Employer upon written notice to Employee. Upon such termination, as its sole liability to Employee, Employer shall:

          i. Treat Employee as an inactive employee, pay Employee's salary and continue Employee's benefits (excluding eligibility for flex time, discretionary bonus and new stock option grants, but including the continued vesting or previously granted stock options, if any, for a period of up to twelve (12) months from the date
                               Employee is in an inactive employee status, if Employee remains in such inactive status for such period) for the period remaining in the Specified Term; and

                          ii. Provide for Employee to receive so much stock from the Executive Stock Option Plan as had been vested but unexercised as of the date of termination of Employee's inactive employee status upon compliance by the Employee with all the terms and conditions required to exercise such options.

                      Employee shall continue to be bound by the restrictions Paragraph 8 above, as modified by subparagraph 10(f).

                      Notwithstanding anything herein to the contrary:

                               [a]  While Employee is in an inactive status
                                    Employee may be employed by or provide
                                    consultation services to a non-Competitor of Employer, provided that Employer shall be entitled to offset the salary being paid by Employer during the Specified Term by the compensation and/or consultant's fee being paid to Employee by the non-Competitor of Employer, and provided further, that Employer shall not be required to continue to provide benefits from and after the time that Employee is entitled to receive benefits from the non-Competitor of Employer; and

                               [b] At any time after the end of the Restricted Period, if the Employee is in an inactive status, Employee may notify Employer in writing that Employee desires to terminate Employee's inactive status and immediately thereafter Employer shall have no further liability or obligations to Employee hereunder, except that Employee shall be entitled to receive so much stock from the Executive Stock Option Plan as is vested but unexercised as of the date of termination of Employee's inactive status upon compliance by the Employee with all the terms and conditions required to exercise such options.

                          For clarification, upon a Change of Control (as described in Paragraph 10(e), below), Employer may no longer terminate this Agreement pursuant to this Paragraph 10(b).

                      c. Employee may terminate this Agreement for good cause. For purposes of this Paragraph 10(c), good cause shall mean:

                                    i   the failure of Employer to pay Employee
                                        any compensation when due, save and
                                        except a "Disputed Claim" to
                                        compensation; or

               ii. material reduction in the scope of duties or responsibilities of Employee or any reduction in Employee's salary save and except a "Disputed Claim".

          For any termination under this Paragraph 10(c), Employee shall give Employer thirty (30) days advance written notice specifying the facts and circumstances of Employer's breach. During such thirty (30) day period, Employer may either cure the breach or declare that a dispute exists with the breach claimed, in either of which case this Agreement continues in full force until the dispute is resolved in accordance with Paragraph 11. As a result of any termination under this Paragraph 10(c), Employee shall be entitled to receive so much of the stock from the Executive Stock Option Plan as had been vested but unexercised as of the date of termination, upon compliance by the Employee with all the terms and conditions required to exercise such option. Employee shall have no further claim against Employer arising out of such breach.

     d. Employee shall also have the right to terminate Employee's employment without cause upon thirty (30) days advance written notice to Employer. Upon any such termination Employer shall have no further liability or obligations whatsoever to Employee hereunder, except that Employee shall be entitled to receive so much of the stock from the Executive Stock Option Plan as had been vested but unexercised as of the date of termination, upon compliance by the Employee with all the terms and conditions required to exercise such option. Upon any such termination, Employee shall be subject to the undertakings contained in Paragraph 8.

     c. In the event that there is a change in control of MGM Grand, Inc. ("Parent"), if such change of control is a result of a sale or exchange of outstanding common stock of Parent to a third party, and as a result thereof the ownership by Kirk Kerkorian, Tracinda Corporation and/or their affiliates of the voting stock of the acquiring or surviving entity (after completion of the transactions set forth in the sale or exchange agreement documents, including without limitation subsequent stock buybacks contemplated in such transactions), represents in the aggregate less than twenty percent (20%) of the voting power of the voting stock of such entity, as distinguished from a change in control resulting from the issuance of Treasury shares or from any other transaction, ("Change of Control"), then upon the effective date of the Change of Control ("Effective Date"):

          i. All of Employee's unvested stock options shall become fully vested, provided that Employee shall have the right to elect (by notifying the Employer in writing as set forth on Exhibit C) that all or any portion of Employee's unvested stock options shall not become fully vested upon a Change of Control.

          ii. If the Change of Control results from an exchange of outstanding common stock as a result of which the Common Stock of Parent is no longer publicly held, then upon the Effective Date of the Change of Control all options held by Employee to purchase common stock of Parent shall be exercisable at the time or times they would otherwise have been exercisable for the consideration (cash, stock or otherwise) which the holders of Parent common stock received in such exchange. For example, if immediately prior to the Effective Date, Employee has options to acquire 5,000 shares of Parent's common stock and the exchange of stock is one share of common stock, of Parent for two shares of common stock of the acquiring entry, then Employee's options shall be converted into options to acquire, upon payment of the exercise price, 10,000 shares of the acquiring entity's common stock.

   iii. If the Change of Control results from a sale of Parent's outstanding common stock for cash with the result that Parent's common stock is no longer publicly held, then upon the Effective Date all options held by Employee to purchase common stock of Parent shall be exercisable at the time or times they would otherwise have been exercisable for cash equal to the difference between the price per share of common stock paid by the acquiring entity for Parent's shares of common stock ("Purchase Price") and the price per share at which the options were granted ("Strike Price"). For example, if immediately prior to the Effective Date, Employee has options to acquire 2,000 shares of Parent common stock at a Strike Price of $35, and the Purchase Price was $40, then upon the vesting of such options Employee would be entitled to receive $10,000 in full satisfaction of such options (2,000 shares times $5 per share).

   iv. Employer may terminate the Agreement only for good cause pursuant to Paragraph 10(a) or pursuant to subparagraph 10(e)(v). Employee may terminate the Agreement only for good cause pursuant to Paragraph 10(c) or pursuant to Paragraph 10(d). and

   v. Employer may terminate this Agreement for any or no cause upon written notice to Employee. In the event of a termination hereunder, as its sole liability to Employee, Employer shall:

          [a] Treat Employee as an inactive employee, pay Employee's salary, continue Employee's benefits (excluding eligibility for flex time, discretionary bonus and new stock option grants) and comply with the provisions of subparagraphs 10(e)(ii) and 10(e)(iii) for the remainder of the Specified Term.

   Employee shall continue to be bound by the restrictions in Paragraph 8 above.

   Notwithstanding anything herein to the contrary:

          [i] While Employee is in an inactive status Employee may be employed by or provide consultation services to a non-Competitor of Employer, provided that Employer shall be entitled to offset the salary being paid by Employer during the Specified Term by the compensation and/or consultant's fee
                                        being paid to Employee by the non-
                                        Competitor of Employer, and provided
                                        further, that Employer shall not be
                                        required to continue to provide benefits from and after the time that Employee is entitled to receive benefits from the non-Competitor of Employer; and

                                  [ii]  At any time after the end of the
                                        Restrictive Period, if the Employee is
                                        in an inactive status, Employee may be
                                        employed by or provide consultation
                                        services to a Competitor of Employer,
                                        provided that Employer shall be entitled to offset the salary being paid by Employer during the Specified Term by the compensation and/or consultant's fee being paid to Employee by the Competitor of Employer, and provided further, that Employer shall not be required to continue to provide benefits from and after the time that Employee is entitled to receive benefits from the Competitor of Employer, and provided further that the obligations and restrictions on Employee which are set forth in Paragraphs 8(b) and (c) shall still apply.

                      f. Notwithstanding anything contained in this Agreement to the contrary, the undertakings contained in Paragraph 8 shall survive a termination of the Agreement or of the Employee's employment, regardless of the reason for such termination, except where termination occurs pursuant to subparagraph 10(b)(ii) [b] or Paragraph 10(c). In the event the Agreement is terminated pursuant to subparagraph 10(b)(ii)[b] the restriction stated in Paragraph 8(a) on Employee accepting employment elsewhere shall not apply; however, the obligations and restrictions set forth in Paragraphs 8(b) and (c) shall still apply. For a termination under Paragraph 10(c), the restriction stated in Paragraph 8(a) on Employee accepting employment elsewhere shall not apply except that the restrictions under subparagraphs 8(a)(i) - (iv) and Paragraphs 8(b) - (d) shall still apply.

               11.  Disputed Claim/Arbitration. A "Disputed Claim" occurs when
                    --------------------------
                    Employee maintains pursuant to Paragraph 10(c) that Employer has breached its duty to Employee and Employer has denied such breach. In such event, the Disputed Claim shall be resolved by arbitration administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any arbitration under this paragraph shall take place in Las Vegas, Nevada. Until the arbitration process is finally resolved in the Employee's favor and Employer fails to satisfy such award within thirty (30) days of its entry, no "for good cause" termination within the meaning of Paragraph 10(c) exists with respect to Employer's breach of a Disputed Claim. Nothing herein shall preclude or prohibit Employer or Employee from invoking the provisions of Paragraph 10(b), or Employer seeking or obtaining injunctive or other equitable relief, provided that upon a Change of Control
                    (as described in Paragraph 10(e), above, Employer may no longer invoke the provisions of Paragraph 10(b), but may invoke the provisions of subparagraph 10(e)(v).

             12.  Severability. If any provision hereof is unenforceable,
                  ------------
                  illegal, or invalid for any reason whatsoever, such fact shall not affect the remaining provisions hereof, except in the event a law or court decision, whether on application for declaration, or preliminary injunction or upon final judgment, declares one or more of the provisions of this Agreement that impose restrictions on Employee unenforceable or invalid because of the geographic scope or time duration of such restriction. In such event, Employer shall have the option:

                                (A)  To deem the invalidated restrictions
                                retroactively modified to provide for the maximum geographic scope and time duration which would make such provisions enforceable and valid; or

                                (B)  To terminate this Agreement pursuant to
                                Paragraph 12, in which event neither party shall have any further obligation to the other, except that Employee still shall be subject to the restrictions contained in Paragraphs 8(b) and
                                (c).

                                Exercise of any of these options shall not affect Employer's right to seek damages or such additional relief as may be allowed by law in respect to any breach by Employee of the enforceable provisions of this Agreement.

             13.  Attorneys' Fees.  In the event suit is brought to enforce, or
                  ---------------
                  to recover damages suffered as a result of breach of this Agreement the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs of suit.

             14.  No Waiver of Breach or Remedies.  No failure or delay on the
                  -------------------------------
                  part of Employer or Employee in exercising any right, power or remedy hereunder shall operate as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

             15.  Amendment or Modification.  No amendment, modification,
                  -------------------------
                  termination or waiver of any provision of this Agreement shall be effective unless the same shall be in writing and signed by the Employer's Chairman of the Board of Directors, and Employee, nor consent to any departure by the Employee from any of the terms of this Agreement shall be effective unless the same is signed by the Employer's Chairman of the Board of Directors. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

             16.  Governing Law.  The laws of the State of Nevada shall govern
                  -------------
                  the validity, construction and interpretation of this Agreement, and except for Dispute Claims, the courts of the State of Nevada shall have exclusive jurisdiction over any claim with respect to this Agreement.

             17.  Number and Gender.  Where the context of this Agreement
                  -----------------
                  requires the singular shall mean the plural and vice versa and references to males shall apply equally to females and vice versa.

                  18.  Headings.  The headings in this Agreement have been
                       --------
                       included solely for convenience of reference and shall not be considered in the interpretation or construction of this Agreement.

                  19.  Assignment.  This Agreement is personal to Employee and
                       ----------
                       may not be assigned.

                  20.  Successors and Assigns.  This Agreement shall be binding
                       ----------------------
                       upon the successors and assigns of Employer.

                  21.  Prior Agreements.  This Agreement shall supersede and
                       ----------------
                       replace any and all other employment agreements which may have been entered into by and between the parties, including, but not limited to that certain letter agreement dated 1/3/91, 2/9/93. Any such prior employment agreements shall be of no force and effect.

                       IN WITNESS WHEREOF, Employer and Employee have entered
                  into this Agreement in Las Vegas, Nevada, on April 22,
                  1997.

                  EMPLOYEE                      EMPLOYER - MGM GRAND, INC.

                  /s/ Alejandro Yemenidjian         ILLEGIBLE
                  -------------------------     By:-----------------------
                      ALEJANDRO YEMENIDJIAN


                  --------------------                Chairman and CEO
                  Case Number                   Title:--------------------

                                   EXHIBIT A

     Trade secret means information, including a formula, pattern, compilation, program, device, method, technique or process, that derives economic value, present or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain any economic value from its disclosure or use.

                                   EXHIBIT B

       Name of Report                            Generated By
       --------------                            ------------
Including, but not limited to:

Baccarat Pit Discrepancy Report             Casino Marketing Analyst
Commission Summary Report                   Casino Marketing Analyst
Customer W/L Discrepancy Report             Casino Marketing Analyst
Int'l Marketing Detailed Budget Summaries   Casino Marketing Analyst
Arrival Report                              International Marketing
Departure Report                            International Marketing
Daily Garning Report                        Casino Audit
Department Financial Statement              Finance
$10K Over High Action Play Report           Customer Analysis Dept.
$50K Over High Action Play Report           Customer Analysis Dept.
International Market Segment Report         Customer Analysis Dept.
Collection Aging Report(s)                  Collection Department
Accounts Receivable Aging                   Finance
Marketing Report                            Finance
Daily Player Action Report                  Casino Operations

                                   EXHIBIT C

                                            April 22, 1997



Dear Mr. Yemenidjian:

      This letter will supplement the employment agreement, dated 4/22/97, between you and MGM Grand, Inc. (the "Agreement"). Notwithstanding anything contained in the Agreement to the contrary, if you so elect, all or any portion of your unvested stock options shall not become fully vested upon a Change of Control (as defined in the Agreement) of MGM Grand, Inc. Any such election shall be effective upon written notice to MGM Grand, Inc. at or prior to the Effective Date (as defined in the Agreement) of any such Change of Control.

      Except as specifically modified hereby, the terms and conditions of the Agreement shall remain in full force and effect.

                                            Sincerely,

                                            MGM GRAND, INC.



                                            By: /s/  J. Terrence Lanni
                                               -------------------------------
                                                     J. Terrence Lanni

AGREED TO AND ACKNOWLEDGED



/s/   Alejandro Yemenidjian                 Dated: April 22, 1997
---------------------------------                  --------
      Alejandro Yemenidjian

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